UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 14, 2004

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Connecticut	033-80655	06-1436334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(860) 862-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 15, 2004, the Mohegan Tribal Gaming Authority (the “Authority”) issued a press release announcing that it had entered into an agreement to purchase The Downs Racing, Inc. and its subsidiaries from Penn National Gaming, Inc. Downs Racing owns and operates Pocono Downs, a standardbred harness racing facility located on 400 acres of land in Wilkes-Barre, Pennsylvania and five Pennsylvania off-track wagering (OTW) operations located throughout the Commonwealth of Pennsylvania. In addition, following the closing of the transaction, the Authority will obtain the right to apply for a Category One license to initially install and operate up to 3,000 slot machines at Pocono Downs, one of the fourteen sites eligible to apply for a gaming license under the recently passed Pennsylvania Race Horse Development and Gaming Act. Under terms of the agreement, the Authority will pay a purchase price of $280.0 million before adjustments and other costs. The transaction is subject to regulatory approvals and other customary closing conditions, and also provides the Authority with both pre- and post-closing termination rights in the event of certain materially adverse legislative or regulatory events.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This press release may also be found on the Authority’s website at www.mohegansun.com, under “About Mohegan Sun/Investor Relations”.

The disclosures in Item 2.03 of this Form 8-K are incorporated herein by reference.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 14, 2004 the Authority received the requisite consent of its lenders to Amendment No. 3 to the amended and restated loan agreement by and among the Mohegan Tribe of Indians of Connecticut, the Authority, the lenders named therein and Bank of America, N.A., as administrative agent (the “Amendment”). The Amendment, among other things, provides for an increase in the total loan commitment from $382.7 million to $600.0 million, comprised of a $450.0 million revolving loan and a $150.0 million term loan. The Amendment also permits the Authority to make the purchase described above in Item 1.01 to this Form 8-K and certain other investments planned for Pocono Downs. The Amendment also modifies certain provisions of the loan agreement, including the Authority’s covenants relating to total leverage ratio requirements.

Upon funding under the Amendment on October 18, 2004, the Authority will receive proceeds of $58.3 million from the increase in the term loan commitment from $91.7 million to $150.0 million. The proceeds will be used to pay down existing principal amounts outstanding on the revolving loan. Pursuant to the terms of the Amendment, the term loan commitment will reduce by approximately $13.6 million beginning on September 30, 2005 and continuing each quarter thereafter.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are furnished as part of this report:

10.1	Amendment No. 3 to Amended and Restated Loan Agreement, dated October 14, 2004, by and among the Mohegan Tribe of Indians of Connecticut, the Mohegan Tribal Gaming Authority and Bank of America, N.A.

10.2	Purchase Agreement, dated as of October 14, 2004, by and among PNGI Pocono Corp., PNGI, LLC and the Mohegan Tribal Gaming Authority.

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated October 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: October 18, 2004	By:	/s/ Mark F. Brown
Mark F. Brown
Chairman, Management Board